Exhibit 99

National Lampoon Announces Renowned Producer Robert Levy as New Board Member;
  Producer of ''Wedding Crashers,'' ''National Lampoon's Van Wilder''
    Franchise Expands Relationship & is Named to Board of Directors

    LOS ANGELES--(BUSINESS WIRE)--Sept. 14, 2006--National Lampoon, Inc. (AMEX:NLN), today announced changes to the board of directors (the "Board") of the company with the addition of acclaimed producer Robert Levy ("Wedding Crashers," "The Wedding Planner," "Serendipity").
    Levy, who has been an influential producer of comedies for more than 20 years, will be actively involved as a Board Member for National Lampoon effective immediately.
    "We are delighted to appoint Robert Levy to our Board and feel his skills will be a true asset. His influence and credits are very impressive and we are delighted to be expanding the company with his expertise," said Daniel Laikin, CEO of National Lampoon.
    "It's exciting and an honor to join the National Lampoon Board. I have been influenced throughout my career by National Lampoon, as a magazine, as a film company, and as a brand," commented Levy. "I look forward to working with National Lampoon on their filmed entertainment going forward."
    Robert L. Levy has written and/or produced motion pictures for over 20 years and is a principal partner in Tapestry Films. Levy recently produced the hit films:

    -- "Wedding Crashers," starring Vince Vaughn, Owen Wilson, Rachel McAdams, and Christopher Walken;

    --  "Underclassman," starring Nick Cannon;

    --  "Serendipity," starring John Cusack and Kate Beckinsale;

    --  "The Wedding Planner," with Jennifer Lopez and Matthew
        McConaughey;

    --  "National Lampoon's Van Wilder," starring Ryan Reynolds;

    --  "National Lampoon's Van Wilder 2: The Rise of Taj," starring
        Kal Penn;

    --  "She's All That," with Freddie Prinze Jr. and Rachael Leigh
        Cook;

    -- "Employee of the Month," starring Dane Cook, Jessica Simpson, and Dax Shepard.

    His movie" Wedding Crashers" recently received an MTV Movie award for best comedy of 2005. His additional producing credits include "Pay It Forward," "Point Break," "Jane Austin's Mafia!," "The Last Time I Committed Suicide," "Enemy of My Enemy," "Denial," "Full Eclipse," "Warlock -- The Armageddon," and "A Killing Time." Levy has also executive produced such films as "Swing," "Black & White," "Payback," "The Chain," "The Granny," and "Dark Tide." Other achievements include serving as executive producer and writer of the classic "Smokey and the Bandit" story, starring Burt Reynolds, and directing and producing "A Kid in Aladdin's Court," the sequel to Tapestry's "A Kid in King Arthur's Court."
    Levy graduated from the University of California at Los Angeles and received a producing fellowship from the American Film Institute. He succeeds Josh Finkenberg, who resigned effective September 13, 2006. Finkenberg joined the Board in 2002 as part of the corporate restructuring led by current Chief Executive Officer Daniel Laikin.
    This announcement comes on the heels of a flurry of deals and transactions for National Lampoon, including the appointment of Bruce Long (formerly of Technicolor) to President. Since then the company has made numerous additional deals, including the announcement of the new National Lampoon Comedy Radio network launching October 1st on XM Satellite Radio; the DVD release of "Dorm Daze 2" from Lions Gate Films (the second in the successful comedy features); and the launch of a new video sharing/social networking site, Knuckleheadvideo.com, that invites users to post their own inane and insane video footage to the site and place votes to win contest prizes.

    About National Lampoon:

    National Lampoon, Inc. (AMEX:NLN) is active in a broad array of entertainment segments, including feature films, television programming, interactive entertainment, home video, audio CDs, and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's "Animal House," the National Lampoon "Vacation" series and "National Lampoon's Van Wilder." The National Lampoon College Network serves colleges and universities throughout the United States. National Lampoon reaches as many as 4.8 million students, or nearly one in four of all 18-to-24-year-old college students in America today. In addition, the Company operates a humor website, www.nationallampoon.com; National Lampoon's TogaTV.com, a broadband distribution channel; and the National Lampoon Humor Network, an online network of humor and college lifestyle websites. The Company has four operating divisions: National Lampoon Network, Entertainment Division, Publishing Division, and Licensing Division.

    Forward-looking Statements

    This press release contains forward-looking statements which are based on the Company's current expectations, forecasts, and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts, and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: National Lampoon, Inc.
             Daniel Laikin, 310-474-5252